CUSIP No. 885160101	Page 1 of 1 Pages

EXHIBIT D

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Shares, par value $0.10 per share, of Thor Industries, Inc., dated as of June 22, 2012, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date: June 22, 2012	ESTATE OF WADE F. B. THOMPSON

/s/ Angela E. Thompson Name: Angela E. Thompson
Title: Co-Executor

/s/ Alan Siegel Name: Alan Siegel
Title: Co-Executor

Date: June 22, 2012	TRUST FUND UNDER ARTICLE THIRD OF THE WADE F. B. THOMPSON REVOCABLE TRUST

/s/ Alan Siegel Name: Alan Siegel
Title: Trustee

Date: June 22, 2012	THE THOMPSON FAMILY FOUNDATION, INC.

/s/ Alan Siegel Name: Alan Siegel
Title: Officer and Director

Date: June 22, 2012	ANGELA E. THOMPSON /s/ Angela E. Thompson

Date: June 22, 2012	ALAN SIEGEL /s/ Alan Siegel